Exhibit 28(e)(ii)(1)

DISTRIBUTION AGREEMENT

Distribution Agreement made this 13th day of October, 2026, by and between SPDR Series Trust, a Massachusetts business trust (the “Trust”), and State Street Global Advisors Funds Distributors, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the Trust is a registered open-end management investment company organized as a series trust offering a number of portfolios of securities, having filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended;

WHEREAS, the Trust desires to retain the services of the Distributor in connection with the promotion and distribution of the mutual fund class of shares (the “Shares”) of each Fund listed in Annex I hereto (each a “Fund” and collectively the “Funds”);

WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor desires to provide such services to the Trust.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1. Appointment. The Trust hereby appoints the Distributor as the exclusive distributor for Shares of each Fund listed in Annex I hereto, as the same may be amended by the parties from time to time, on the terms and for the period set forth in this Agreement and subject to the registration requirements of the 1933 Act and of the laws governing the sale of securities in the various states, and the Distributor hereby accepts such appointment and agrees to act in such capacity hereunder.

2. Definitions. Wherever they are used herein, the following terms have the following respective meanings:

(a) “1940 Act” means the Investment Company Act of 1940 and the rules and regulations thereunder as amended from time to time;

(b) “Prospectus” means the Prospectus and Statement of Additional Information constituting parts of the Registration Statement of the Trust under the 1933 Act and the 1940 Act as such Prospectus and Statement of Additional Information may be amended or supplemented and filed with the Commission from time to time;

(c) “Registration Statement” means the registration statement with respect to the Shares most recently filed from time to time by the Trust with the Commission and effective under the 1933 Act and the 1940 Act, as such registration statement is amended by any amendments thereto at the time in effect;

(d) All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Registration Statement and the Prospectus.

3. Duties of the Distributor.

(a) The Trust grants to the Distributor the right to sell the Shares as agent on behalf of each Fund, during the term of this Agreement, subject to the registration requirements of the 1933 Act and the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. The Distributor shall have the right to sell, as agent on behalf of each Fund, the Shares covered by the Registration Statement, Prospectus and statement of additional information for the Trust then in effect under the 1933 Act and the 1940 Act.

(b) The Distributor agrees to act as agent of the Trust with respect to the continuous distribution of Shares of each Fund as set forth in the Registration Statement and in accordance with the provisions thereof. The Distributor further agrees as follows: (a) the Distributor shall generate and transmit confirmations of Share purchase order acceptances to the purchaser; (b) the Distributor shall deliver copies of the Prospectus, included in the Registration Statement, to purchasers of such Shares and upon request the Statement of Additional Information; and (c) the Distributor shall maintain telephonic, facsimile and/or access to direct computer communications links with the Transfer Agent.

(c) The rights granted to the Distributor shall be nonexclusive in that the Trust reserves the right to sell Shares to investors on applications received and accepted by the Trust.

(d) To the extent the Trust adopts a plan of distribution (the “Rule 12b-1 Plan”) pursuant to Rule 12b-1 under the 1940 Act with respect to the Shares of a Fund, the Distributor agrees to administer such Rule 12b-1 Plan on behalf of the Trust. The Distributor shall, at its own expense, set up and maintain a system of recording and payments for fees and reimbursement of expenses disseminated pursuant to this Agreement and any other related agreements under the Funds’ Rule 12b-1 Plan and shall, pursuant to the 1940 Act, report such payment activity under the Rule 12b-1 Plan to the Trust at least quarterly.

(e) All activities by the Distributor and its agents and employees which are primarily intended to result in the sale of Shares shall comply with the Registration Statement and Prospectus, the instructions of the Board of Trustees of the Trust and all applicable laws, rules and regulations including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the Commission or any securities association registered under the 1934 Act, including the FINRA.

(f) Except as otherwise noted in the Registration Statement and Prospectus, the offering price for each Share will be the net asset value of a Share of the relevant Fund, as determined in the manner described in the Registration Statement and Prospectus.

(g) If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares will be processed by the Distributor except such unconditional orders as may have been placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and Distributor’s authority to process orders for Shares on behalf of the Trust, upon due notice to the Distributor, if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(h) The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the Registration Statement or Prospectus or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. The Distributor shall be entitled to rely on and shall not be responsible in any way for information provided to it by the Trust and its respective service providers and shall not be liable or responsible for the errors and omissions of such service providers, provided that the foregoing shall not be construed to protect the Distributor against any liability to the Trust or the Trust’s shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

(i) At the request of the Trust, the Distributor shall enter into agreements in the form specified by the Trust (each a “Participant Agreement”) with participants in the system for book-entry of The Depository Trust Company and the NSCC as described in the Prospectus.

(j) The Distributor shall ensure that all direct requests for Prospectuses and Statements of Additional of Information are fulfilled. The Distributor will generally make it known in the brokerage community that prospectuses and statements of additional information are available, including by (i) making such disclosure in all marketing and advertising materials prepared and/or filed by the Distributor with the FINRA, and (ii) as may otherwise be required by the Commission.

(k) The Distributor agrees to make available, at the Trust’s request, one or more members of its staff to attend Board meetings of the Trust in order to provide information with regard to the ongoing distribution process and for such other purposes as may be requested by the Board of Trustees of the Trust.

(l) Review all sales and marketing materials for compliance with applicable laws and conditions of any applicable exemptive order, and file such materials when necessary or appropriate.

(m) The Distributor is authorized to and may employ or associate with such person or persons as the Distributor may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Distributor and that the Distributor shall be as fully responsible to the Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

4. Duties of the Trust.

(a) The Trust agrees to issue Shares of each Fund and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the Prospectus in such amounts as the Distributor has requested through the Transfer Agent in writing or by other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite purchase price and acceptance of such order, upon the terms described in the Registration Statement. The Trust may reject any order for Shares or stop all receipts of such orders at any time upon reasonable notice to the Distributor, in accordance with the provisions of the Prospectus.

(b) The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust will make available to the Distributor such number of copies of its then currently effective Prospectus, or any supplement, as the Distributor requires to meet its obligations hereunder or as it may otherwise reasonably request. The Trust will furnish to the Distributor copies of all information, financial statements and other papers that the Distributor may reasonably request for use in connection with the distribution of Shares. The Trust shall keep the Distributor informed of the jurisdictions in which Shares of the Trust are authorized for sale and shall promptly notify the Distributor of any change in this information. The Distributor shall not be liable for damages resulting from the sale of Shares in authorized jurisdictions where the Distributor had no information from the Trust that such sale or sales were unauthorized at the time of such sale or sales.

(c) The Trust represents to the Distributor that the Registration Statement and Prospectus filed by the Trust with the Commission with respect to the Trust have been prepared in conformity with the requirements of the 1933 Act, the 1940 Act and the rules and regulations of the Commission thereunder. The Trust will notify the Distributor promptly of any amendment to the Registration Statement or supplement to the Prospectus and any stop order suspending the effectiveness of the Registration Statement.

5. Fees and Expenses.

(a) The Trust will, with respect to each Fund, pay to the Distributor all fees and expenses pursuant to the terms of any Rule 12b-1 Plan in effect for each respective Fund.

(b) The Distributor will bear the following costs and expenses relating to the distribution of Shares of the Funds: (a) the costs of maintaining the records required of a broker-dealer registered under the 1934 Act; (b) the expenses of maintaining its registration or qualification as a dealer or broker under federal or state laws; (c) the expenses incurred by the Distributor in connection with normal (non-expedited) FINRA filing fees; and (d) all other expenses incurred in connection with the distribution services contemplated herein, except as specifically provided in this Agreement.

(c) The Distributor will pay all fees with respect to expedited FINRA filing fees; however, if applicable, the Distributor may pay all the expedited FINRA filing fees from fees received from the Funds pursuant to a Rule 12b-1 Plan.

6. Indemnification.

(a) The Trust agrees to indemnify and hold harmless the Distributor and each of the directors, officers, agents and employees and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (any of the Distributor, its officers, agents, employees and directors or such control persons, for purposes of this paragraph, an “Indemnitee”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon an allegation or the claim that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the Prospectus, in light of the circumstances under which they were made) not misleading under the 1933 Act, or any other statute or the common law. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with information furnished to the Trust by or on behalf of the Distributor. The Trust will also not indemnify any Indemnitee with respect to any untrue statement or omission made in the Registration Statement or Prospectus that is subsequently corrected in such document (or an amendment thereof or supplement thereto) if a copy of the Prospectus (or such amendment or supplement) was not sent or given to the person asserting any such loss, liability, claim, damage or expense at or before the written confirmation to such person in any case where such delivery is required by the 1933 Act and the Trust had notified the Distributor of the amendment or supplement prior to the sending of the confirmation. In no case (i) is the indemnity of the Trust in favor of any Indemnitee to be deemed to protect the Indemnitee against any liability to the Trust or its shareholders to which the Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Indemnitee unless the Indemnitee shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon Indemnitee (or after Indemnitee shall have received notice of service on any designated agent). However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to any Indemnitee against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to Indemnitee, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, Indemnitee, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Indemnitee, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor and any Indemnified Dealer promptly of the commencement of any litigation or proceedings against it or any of its officers or trustees in connection with the issuance or sale of any of the Shares.

(b) The Distributor agrees to indemnify and hold harmless the Trust and each of its Trustees and officers and any person who controls the Trust within the meaning of Section 15 of the 1933 Act (for purposes of this paragraph, the Trust and each of its Trustees and officers and its controlling persons are collectively referred to as the “Trust Affiliates”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) which the Trust Affiliate may incur under the 1933 Act or any other statute or common law, but only to the extent that such loss, liability, claim, damages or expense shall arise out of or be based upon (i) the allegation of any wrongful act of the Distributor or any of its employees or (ii) allegation that the Registration Statement, Prospectus, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with written information furnished to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of any Trust Affiliate to be deemed to protect any Trust Affiliate against any liability to the Trust or its security holders to which such Trust Affiliate would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Trust Affiliate unless the Trust Affiliate shall have notified the Distributor in writing of the claim within a reasonable time after the summons or the first written notification giving information of the nature of the claim shall have been served upon the Trust Affiliate (or after the Trust Affiliate shall have received notice of service on any designated agent). However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust Affiliate against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Distributor shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, its officers and Board and to any controlling person or persons, defendant or defendants in the suit. In the event that Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person or persons, defendant or defendants in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers and Board or controlling person or persons, defendant or defendants in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issuance and sale of any of the shares.

(c) No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 6(a) or 6(b) above, without the prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action. This section 6 shall survive the termination of this Agreement.

7. Representations.

(a) The Distributor represents and warrants that (i) it is duly organized as a Delaware limited liability company and is and at all times will remain duly authorized and licensed to carry out its services as contemplated herein; (ii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; and (iii) its entering into this Agreement or providing the services contemplated hereby does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Distributor is a party or by which it is bound and (iv) it is registered as a broker-dealer under the 1934 Act and is a member of the FINRA.

(b) The Trust represents and warrants that (i) it is duly organized as a Massachusetts business trust and is and at all times will remain duly authorized to carry out its obligations as contemplated herein; (ii) it is registered as an investment company under the 1940 Act; (iii) the execution, delivery and performance of this Agreement are within its power and have been duly authorized by all necessary action; and (iv) its entering into this Agreement does not conflict with or constitute a default or require a consent under or breach of any provision of any agreement or document to which the Trust is a party or by which it is bound.

8. Duration, Termination and Amendment.

(a) This Agreement shall be effective on the date set forth above and unless terminated as provided herein, shall continue for one year from its effective date, and thereafter from year to year, provided such continuance is approved annually by the vote of a majority of the Board of Trustees, and by the vote of those Trustees who are not “interested persons” of the Trust (the “Independent Trustees”) and, if a plan under Rule 12b-1 under the 1940 Act is in effect, by the vote of those Trustees who are not “interested persons” of the Trust and who are not parties to such plan or this Agreement and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on the approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of the Independent Trustees or (ii) by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, on at least sixty (60) days prior written notice to the Distributor. In addition, this Agreement may be terminated at any time by the Distributor upon at least sixty (60) days prior written notice to the Trust.

This Agreement shall automatically terminate in the event of its assignment. As used in this paragraph, the terms “assignment” and “interested persons” shall have the respective meanings specified in the 1940 Act.

(b) During such period as the Distributor receives compensation pursuant to the Rule 12b-1 Plan, and this Agreement constitutes a Rule 12b-1 Plan related agreement, (i) any material amendment to this Agreement requires the approval provided for in paragraph (a) with respect to annual renewals of this Agreement, and (ii) any amendment that materially increases the amount to be spent for distribution services requires the additional approval of the majority of the Trust’s outstanding voting securities (as defined in the 1940 Act) of each affected Fund; and (iii) the selection and nomination of those Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees of the Trust who are not such “interested persons” of the Trust;

(c) No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought;

(d) This Agreement contains the entire understanding and agreement of the parties with respect to the subject matter hereof.

9. Notice. Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed electronic mail, facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other): if to the Distributor: State Street Global Advisors Funds Distributors, LLC, One Congress Street, Boston, MA 02114, Attn.: Allison Bonds Mazza, email: Allison_Bonds@statestreet.com; if to the Trust: SSGA Funds Management, Inc., One Congress Street, Boston, MA 02114, Attn.: Jeanne LaPorta, email: Jeanne_LaPorta_1@statestreet.com

10. Limitation of Liability. The Distributor is expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that the obligations assumed by the Trust under this contract shall be limited in all cases to the Trust and its assets. The Distributor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, nor shall the Distributor seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust. The Distributor understands that the rights and obligations of each series of shares of the Trust under the Declaration of Trust are separate and distinct from those of any and all other series.

11. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

12. Counterparties. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Severability. If any provisions of this Agreement shall be held or made invalid, in whole or in part, then the other provisions of this Agreement shall remain in force. Invalid provisions shall, in accordance with this Agreement’s intent and purpose, be amended, to the extent legally possible, by valid provisions in order to effectuate the intended results of the invalid provisions.

14. Insurance. The Distributor will maintain at its expense an errors and omissions insurance policy that covers services by the Distributor hereunder.

15. Segregation of Fees and Expenses. Amounts paid by each Fund to the Distributor under a Rule 12b-1 Plan either for distribution related services or shareholder services shall not be used to pay for the distribution of Shares of, or shareholder servicing in respect of, any other Fund. However, fees under a Rule 12b-1 Plan attributable to the Trust as a whole shall be allocated to each Fund according to the method adopted by the Trust’s Board of Trustees. Fees attributable to the Trust as a whole shall include any amounts payable under a Rule 12b-1 Plan to the Distributor for its services rendered hereunder. The Distributor’s allocation of such Rule 12b-1 Plan fees shall be subject to review by the Trust’s Board of Trustees.

16. Limitation of Liability. The Declaration of Trust of the Trust, which is hereby referred to and a copy of which is on file with the Secretary of The Commonwealth of Massachusetts, provides that the name SPDR Series Trust means the Trustees from time to time serving (as Trustees but not personally) under such Declaration of Trust. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first set forth above.

SPDR SERIES TRUST

By:	/s/ Ann Carpenter
Name:	Ann Carpenter
Title:	President

STATE STREET GLOBAL ADVISORS FUNDS DISTRIBUTORS, LLC

By:	/s/ Allison Bonds Mazza
Name:	Allison Bonds Mazza
Title:	President

ANNEX I

FUNDS

State Street SPDR Portfolio S&P 500 ETF (State Street S&P 500 Index Fund –– Institutional Shares)